EXHIBIT 99.1

Press Release

Hip Cuisine set to purchase RAWKin’ Juice

RAWkin’ Juice, the popular Los Angeles organic-vegan lifestyle brand will be in position to expand its customer reach in 2017, following the asset purchase by Hip Cuisine, an international nutritional value concepts company, based in Miami, Florida.

Los Angeles, CA – October 25, 2016

Hip Cuisine Inc., a global fresh-served food purveyor for the health conscious consumer, has entered into an asset purchase agreement to acquire RAWkin’ Juice, the popular organic-vegan spot based in Burbank CA. Under the terms of the purchase agreement RAWkin’ Juice will be required to complete two years of PCAOB-audited financials, which will put the anticipated closing on or before February 15, 2017.

RAWkin’ Juice is known for its 100% organic, cold-pressed, music-themed juices and smoothies.

“The purchase of RAWkin’ Juice will provide Hip Cuisine with a popular brand in the growing organic-vegan market in Southern California. This move will allow us to develop our strategy in the fresh-made healthy nutrition category. Hip Cuisine plans to leverage the brand’s success by building additional vegan-friendly locations and delivery systems. We are excited about this acquisition and look forward to expanding the RAWkin’ Juice brand,” stated Natalia Lopera, CEO of Hip Cuisine.

Larry Biggs, CEO of RAWkin’ Juice said, “With the asset purchase we are confident that popular RAWkin juices, smoothies, organic-vegan menus and desserts and our exclusive Tune Up! Cleanses will reach a larger customer base in the Southern California market. Hip Cuisine will provide the capital and management structure needed to expand the brand’s reach. We expect revenues and profitability to improve significantly as the brand’s popularity continues to spread and costs are leveraged across multiple outlets.”

About Hip Cuisine

Hip Cuisine is an international nutritional value concepts company and global fresh-served food purveyor for the health-conscious consumer. Based in Miami, Florida, its holdings include fusion restaurants in the Western Hemisphere known for fresh, vegan friendly, on-demand nutritious menus and cold-pressed juices and smoothies. Hip Cuisine opened its first location in Panama City, Panama in 2015 designed to deliver a nutritious menu with super-food ingredients at affordable prices tailored for the on-the-go customer looking for a healthy alternative. The company plans to expand its brands in the U.S. and Latin America.

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Hip Cuisine’s U.S. address is 2250 NW 114th Ave. Unit 1P, PTY 11020, Miami, FL 33172-3652. The Panama offices are located at Balboa Boutiques, Ave. Balboa, Local 104, Panama City, Panama. Our telephone number is 011-507-6501-8105.

@Hip Cuisine    Hip Cuisine's Facebook

About RAWkin’ Juice

RAWkin' Juice serves authentic cold pressed juices & smoothies, amazing salads, vegan meals and raw desserts. After years of research RAWkin’ Juice opened its doors in Burbank in 2014 featuring its state-of-the-art organic-vegan kitchen. The company made its own original, cold-pressed juice and smoothie blends, always made fresh to order, for pick up in person or through online delivery. Its colorful, musical menu creates an upbeat theme and a fun environment for healthy conscious customers. Using local sources for organic fruits and vegetables, the company uses glass bottles exclusively to further demonstrate its commitment to optimum credibility of nutrients.

RAWkin’ Juice is located at 4201 West Alameda Ave., Burbank, CA. Phone: (818) 859.1002. The website is RAWkinJuice.com

Forward Looking Statements

This document contains forward looking statements related to the transaction and business combination between Hip Cuisine and RAWkin’ Juice, including statements regarding the benefits of the transaction as well as statements regarding the companies’ products and markets. Forward looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including the following: expected synergies and other financial benefits of the transaction may not be realized; integration of the acquisition post-closing may not occur as anticipated; litigation related to the transaction or limitations or restrictions imposed by regulatory authorities may delay or negatively impact the transaction; unanticipated restructuring costs may be incurred or undisclosed liabilities assumed; attempts to retain key personnel and customers may not succeed; the business combination or the combined company’s products may not be supported by third parties; actions by competitors may negatively impact results; and, there may be negative changes in general economic conditions in the regions or the industries in which Hip Cuisine and RAWkin’ Juice operate. Legal filings may identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this document. Readers are cautioned not to put undue reliance on forward-looking statements, and Hip Cuisine and RAWkin’ Juice assume no obligation and do not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.

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